Exhibit 23.1
[Letterhead of Deloitte & Associés]
LAFARGE
Registration Statement Form F-3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Lafarge on Form F-3 of our reports dated March 24, 2006, relating to financial statements and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Lafarge for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Associés
DELOITTE & ASSOCIES

Neuilly-sur Seine, France
July 10, 2006